Exhibit 2.7

FAX COVER SHEET
TO	: flrangel@timbrasil.com.br; rsrosa@timbrasil.com.br; edneves@timbrasil.com.br; emfigueiredo@timbrasil.com.br.
C/C	: Gestão Operac. Banca Mayorista
FROM	: Ativos GB&M
COMPANY	: Banco Santander (Brasil) S/A
E-MAIL	: ativosformcorp@santander.com.br
FAX	: 5538-5255

Ref. : OPERATION CONFIRMATION

Dear Sirs:

According to our records, in this date was effected the operation detailed as follows, of which we request the data to be confirmed with signatures and stamps of the legal representatives of the company in the designated space at the end thereof.

Client	: TIM CELULAR S.A.
CNPJ (Tax ID No.)	: 04.206.050/0001-80
Product	: Resolution 2770
Start Date	: 08.31.2009
Due Date	: 12.31.2009
Amount	: R$ 184.813.000,00
Tax	: 120,00% CDI
Guarantee (if applicable)	: ---

Respectfully,
Banco Santander (Brasil) S.A.
_______________________________________________________
We confirm the operation described above, effected in this date.

In Agreement:                             (Appears signature)
___________________________________

(Stamp and signature(s) of the legal representatives)
TIM CELULAR S.A.
Marco Chiarucci
Finances Manager

Av. Interlagos, 3501 – Jardim Umuarama – São Paulo – CEP: 0460-006.